                                 EMPLOYMENT AGREEMENT


       THIS EMPLOYMENT AGREEMENT (the "Agreement") is made effective as of November 18, 1995, by and between CALIFORNIA BANCSHARES, INC., a Delaware corporation and a bank holding company, as that term is defined in 12 U.S.C.
Section 1841 (hereinafter referred to as "Employer"), and JOSEPH P. COLMERY (hereinafter referred to as "Employee").

       This Agreement supersedes the Employment Agreement effective as of December 1, 1993, by and between Employer and Employee (hereinafter referred to as the "Previous Employment Agreement"). The Previous Employment Agreement is hereby terminated and shall be of no further force or effect; provided that the obligations and liabilities of each party thereto arising prior to such termination, and each party's rights with regard thereto, shall not be affected by such termination.

       Employee, being willing to be employed by Employer as President and Chief Executive Officer, and Employer, being willing to employ Employee in such capacity, all on the terms, covenants, and conditions hereinafter set forth, it is agreed as follows:

       1. POSITION: Employee is hereby employed as President and Chief Executive Officer of Employer.

       2. TERM: The term of this Agreement will commence on November 18, 1995, and will continue through December 31, 1999 (the "Employment Term"); subject, however, to prior termination as hereinafter set forth in this Agreement.

       3. EMPLOYEE DUTIES AND REPORTING: Employee is hereby vested with such powers and duties as are designated by the Bylaws of Employer, by the Board of Directors of Employer (the "Board"), or by any duly authorized Committee of the Board. Subject to the control of the Board, Employee shall have general executive supervision of the business and affairs of Employer and shall be senior in rank to all officers of Employer. Employee shall have authority to sign contracts, bills, notes, drafts, and other obligations of Employer, as granted to the president by the Bylaws or the Board, and in accordance with appropriate governmental regulations. Employee shall regularly meet and confer with the Chairman of the Board concerning key management decisions, including any decisions requiring Board approval, such as acquisitions and divestitures of banking and non-banking subsidiaries, the establishment of branches or de novo banks, or the termination of any Executive Vice President of Employer or any President of a subsidiary bank of Employer.

       4. EXTENT OF SERVICES: Employee shall devote his full time, attention, and energies to the business of Employer, and shall not during the Employment Term or any extension thereof engage in any other business activities, except personal investments, without the prior written consent of Employer.

       5. COMPENSATION: Employee's salary shall be $200,000 for each year of the Employment Term, prorated for any partial year in which this Agreement is in effect. Said salary shall be payable in accordance with Employer's normal payroll period. Employee's salary shall be reviewed annually by the Board and may be increased as the Board, in its sole discretion, shall determine.

       6. BONUS: Employer agrees to pay Employee bonuses in the calendar year 1995 and in each calendar year thereafter during the term of this Agreement, which bonus shall be determined as follows:

              a. If Employer's return on average assets is .75% or greater, the bonus payable to Employee shall be a percentage of CBI's pretax profits as follows:

       If return on average                 Bonus (as a percentage of
       assets of Employer is:               CBI pretax profits) shall be:


              .75%                                    1.50%

              b. For every one-hundredths of one percentage point increase in CBI's return on average assets above .75%, the bonus payable to Employee shall be increased by one-hundredth of one percent. Examples of the foregoing are as follows:

       If return on average assets is .76%, the bonus as a percentage of CBI pretax profits will be 1.51%. If the return on average assets is .95%, the bonus as a percentage of CBI pretax profits will be 1.70%. Notwithstanding the foregoing, regardless what the return on average assets of Employer may be, the maximum bonus payable as a percentage of pretax profits shall in no event exceed 2.50% and further, the dollar amount of any such bonus shall not exceed the dollar limit hereinafter set forth in this paragraph.

Said bonus shall be calculated for each calendar year in which Employee is employed and this Agreement is in effect and shall be due and payable annually within thirty (30) days following receipt by Employer of its audited fiscal year consolidated financial statements from Employer's independent public accountants. Bonus payments are earned, and entitlement to them arises, only at the end of the relevant fiscal year; provided, however, that if this Agreement is terminated during the Employment Term or any extension thereof, for any reason other than as provided in Section 8(b) herein, including, without limitation, the death or disability of Employee, Employee's termination by Employer without cause as provided in Section 8(a), early termination by Employee as provided in Section 8(c), or termination occurring as a result of a Change of Control as provided in Section 8(f), Employer shall partially vest the bonus and Employee shall receive a percentage of the bonus that would have been payable at the end of the then-current fiscal year, such percentage to be prorated based on the number of days from January 1 of the calendar year until the date of termination divided by 365. The foregoing payment shall be in addition to any other sums that may be payable to Employee, as provided in Section 8 hereof. In the event Employee's employment is terminated prior to the end of a fiscal year pursuant to Section 8(b), Employee shall have no right to receive any bonus whatsoever with regard to such fiscal year. Any pro rata bonus shall be due and payable on the same terms as the end-of-year bonus described in this Section 6. No bonus shall exceed $600,000 during any fiscal year. Notwithstanding anything hereinabove provided to the contrary, the Board of Directors, in its sole discretion, may elect to pay up to 50 percent of the bonus contemplated by this paragraph in restricted common stock of California Bancshares, Inc., a Delaware corporation. To the extent restricted common stock is issued to Employee, the removal of the restriction on said common stock shall occur 24 months after the date of issuance of the restricted common stock, except that said restriction shall be removed upon the termination of Employee's employment if said termination occurs as a result of the facts or events described in Section 8(a) of this Agreement, early termination without cause, because of the disability or death of Employee (Sections 8(d) and (e)), or if said termination occurs as a result of a Change of Control (Section 8(f)).

       7. OTHER EMPLOYEE BENEFITS: In addition to the base compensation and bonus to be paid to Employee, as provided above, Employee shall be entitled to participate in any and all pension plans, profit sharing plans, retirement programs, life insurance programs, health insurance programs, and any other employee benefit programs (excepting any incentive compensation plans) which Employer, from time to time, shall offer generally to its executive officers. In addition, Employee shall receive the following specific benefits:

              a. AUTOMOBILE: Employer shall provide Employee with an automobile of the make and model to be mutually agreed upon by Employer and Employee. Employer shall pay all costs and expenses, including insurance premiums incurred in connection with the operation of said automobile.

              b. INSURANCE: Employer shall provide Employee, at Employer's sole cost and expense, Term Life and Accidental Death Insurance in the amount of $500,000. Employee shall have the right, in Employee's sole discretion, to determine ownership and beneficial interests in such life insurance policy. Employer shall provide Employee, at Employer's sole cost and expense, disability insurance coverage under Employer's existing long-term disability insurance policies and, in addition, Employer shall provide Employee with a supplemental policy so that the total benefit in the event of Employee's disability shall equal 70% of the salary payable to Employee as set forth in paragraph 5 hereof. Employer shall also provide Employee, at Employer's expense, with such medical, optical, dental, and hospitalization insurance for Employee and his family, as is provided generally by Employer to all executive officers of Employer, pursuant to Employer's personnel policies as such policies may be in effect on the date of this Agreement and as amended from time to time thereafter.

              c. VACATION: Employee shall receive four weeks paid vacation per year, all of which must be taken at such time or times as are mutually agreed upon by Employee and the Board. Employee must take a minimum of two weeks vacation per year. In the event that Employee does not take four weeks paid vacation annually, his unused vacation time shall be carried over to the following year. Any vacation time accrued by Employee in excess of eight weeks shall be forfeited without compensation.

              d. CLUB EXPENSES: Employer shall reimburse Employee for all of Employee's monthly membership dues during the term of this Agreement in connection with Employee's membership in a country club or health and athletic club. The beneficial ownership of Employee's membership in such club shall be exclusively that of Employee. It is understood and agreed that any and all appreciation in the value of such membership shall inure exclusively to the benefit of Employee.

              e. GENERAL EXPENSE: In addition to the foregoing, Employer shall, upon submission and approval of written statements and bills in accordance with the then regular procedures of Employer relative to its executive officers, pay or reimburse Employee for any and all necessary, customary, and usual expenses incurred by Employee while traveling for or on behalf of Employer, and any and all other necessary, customary, or usual expenses (including, without limitation, gifts and entertainment) incurred by Employee for or on behalf of Employer in the normal course of business, as determined to be appropriate by Employer. The expenses of Employee's wife shall also be reimbursed by Employer when such expenses are approved in advance by the Board.

              f. ANNUAL PHYSICAL: Employee shall undergo a general physical examination annually throughout the duration of this Agreement and shall authorize and direct the examining physician to deliver to the Board, at Employer's expense, a written report of the results of such examination. If the cost of such physical examination is not covered by health or medical benefits or insurance provided to Employee by Employer, Employer shall pay or reimburse Employee for the cost of such physical examination.

       8.     TERMINATION:   This Agreement may be terminated during the
Employment Term in accordance with Sections 8(a) through 8(f). In the event of such termination, Employee shall be released from all obligations under this Agreement, except that Employee shall remain subject to Sections 9, 10, 11, 13(d), 13(i), and 13(j), and Employer shall be released from all obligations under this Agreement, except as otherwise provided in this section and Sections 13(e), 13(i) and 13(j).

              a. EARLY TERMINATION BY EMPLOYER WITHOUT CAUSE: This Agreement and the employment of Employee by Employer may be terminated (i) by the mutual consent of the parties hereto, or (ii) by the Board upon a determination by a majority of the Board the Employee has failed to properly perform his duties as President of Employer, or failed to abide by all of the terms and conditions of this Agreement. It is the intent of the parties hereto that Employee's tenure as President of Employer shall continue for the term of this Agreement and shall only be terminated for a material breach of the terms and conditions of this Agreement. If Employee's employment is terminated during the term of this Agreement as hereinabove provided, under circumstances which do not involve acts of moral turpitude on the part of Employee or result from the willful violation of the terms and conditions of this Agreement, Employer agrees to pay Employee severance pay, in addition to all other payments due pursuant to this Agreement, in an amount equal to his then annual compensation at the time of termination of his employment as provided in paragraph 5 and paragraph 6, which severance pay shall be paid to him in twelve (12) equal monthly installments, commencing on the first day of the month following the date of termination of his employment and continuing thereafter on the first day of each month until the agreed upon severance pay is paid in full. For the purposes of the severance payments herein provided, Employee's compensation shall be deemed to include not only the annual or monthly compensation provided by the terms and conditions of this Agreement, but it shall also include an amount equal to the average of bonuses paid to Employee pursuant to any bonus compensation described in Section 6 during the three (3) years prior to the termination of his employment, plus an amount equal to the contributions made by Employer in the last year prior to Employee's termination to Employer's profit sharing plan, 401K plan, or any other employee benefit plan. In addition, all options to purchase Employer's Common Stock shall vest immediately, and all restrictions on Restricted Stock previously issued to Employee shall be removed. Such salary and benefits shall constitute liquidated damages in lieu of any and all claims by Employee against Employer, and shall be in full and complete satisfaction of any and all rights which Employee may enjoy hereunder. Notwithstanding anything contained in this Agreement to the contrary and, in particular, in this Section 8, including, without limitation, the events or facts described in Sections 8(a), (b), (c), (d), (e), and (f) of this Agreement, Employee shall be entitled to the entire amount of any deferred compensation without deduction or offset of any kind to which Employee may be entitled, pursuant to the Deferred Compensation Plan heretofore adopted by Employer.

              b. EARLY TERMINATION BY EMPLOYER FOR CAUSE: This Agreement may be terminated for cause by Employer upon written notice to Employee, and Employee shall not be entitled to receive any compensation or other benefits for any period after termination for cause. For the purposes of this Agreement, "cause" shall mean:

                   (1) The willful and continued failure of Employee to perform substantially Employee's duties with Employer or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board which specifically identifies the manner in which the Board believes that Employee has not substantially performed Employee's duties; or

                   (2) Employee engages in dishonest conduct detrimental to the best interests of Employer, illegal conduct, fraudulent acts, or willful misconduct which is materially and demonstrably injurious to Employer.

              For purposes of this provision, no act or failure to act on the part of Employee shall be considered "willful" unless it is done, or omitted to be done, by Employee in bad faith or without reasonable belief that Employee's action or omission was in the best interests of Employer. Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for Employer, shall be conclusively presumed to be done, or omitted to be done, by Employee in good faith and in the best interests of Employer. The cessation of employment of Employee shall not be deemed to be for cause unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of not less than a majority of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to Employee and Employee is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Employee is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

              c. EARLY TERMINATION BY EMPLOYEE: This Agreement may be terminated by Employee upon ninety (90) days' written notice to Employer.

              d. EARLY TERMINATION UPON DISABILITY: If Employee becomes disabled during any Employment Term because of physical or mental disability so that he is unable to perform his duties hereunder, Employer may, at its option, terminate this Agreement. Employee shall be entitled to the salary as provided in Section 5 of this Agreement for a period not to exceed ninety (90) days from the date of employee's first absence due to disability, plus pro rata bonus as described in Section 6 hereof and accrued but unused vacation leave. Employee's salary in the event of disability and termination therefor shall be offset by any payments received by Employee as a result of the disability insurance policy purchased by Employer for Employee as described in Section 7(b) hereof. All other benefits provided for under this Agreement shall cease as of the date of termination. For purposes of this Agreement only, physical or mental disability shall mean the inability of Employee to fully perform under this Agreement for a continuous period of ninety (90) days, as determined in the case of physical disability by a physician, or in the case of mental disability by a psychiatrist, both of whom must be licensed to practice medicine in California. Such physicians shall be selected by Employer. Recurrent disabilities will be treated as separate disabilities if they result from unrelated causes or if they result from the same or related cause or causes and are separated by a continuous period of at least six (6) full months during which time Employee was able to perform his duties hereunder equal to at least eighty percent (80%) of his capacity prior to disability, Otherwise, recurrent disabilities will be treated as a continuation of previous disabilities for the purpose of determining the limitations established in this paragraph.

              e. DEATH DURING EMPLOYMENT: If Employee dies during any Employment Term, this Agreement shall terminate on such death and Employer shall pay to the estate of Employee only the salary which would otherwise be payable to Employee as described in Section 5 hereof for a period of ninety (90) days from the date of death; provided, however, that if Employee dies during negotiations which eventually lead to a transfer of control of the stock of Employer or a sale of substantially all of the assets of Employer, as described in Section 8(f) hereof, all options granted to Employee shall vest immediately and be exercisable by Employee's estate, in accordance with Employer's stock option plan.

              f. CHANGE OF CONTROL: Notwithstanding anything hereinabove provided to the contrary, should, on or after the date hereof, a person, firm, or corporation ("Acquiror") obtain control of Employer, by or through the acquisition of the common stock of Employer, so that said person, firm or corporation has the power to appoint or elect a majority of the members of the Board ("Change of Control"), the Change of Control in and of itself shall be deemed to have terminated Employees' employment and, on the effective date of Change of Control, there shall be paid to Employee in one lump sum the following:

                   (1) An amount equal to the compensation required by the terms and conditions of this Agreement for the remaining term of this Agreement, but in any event an amount equal to not less than Employee's then monthly compensation on the date of termination for a period of thirty-six (36) months from the effective date of the acquisition of control of Employer by Acquiror, together with any partial bonus payment due in accordance with Section 6 hereof. For the purposes of the payments herein provided, Employee's compensation shall be deemed to include not only the annual compensation provided by the terms and conditions of this Agreement, but it shall also include an amount equal to the average of bonuses paid to Employee pursuant to any bonus compensation as provided in Section 6 during the three (3) years prior to the termination of his employment, plus an amount equal to the contribution made by Employer in the last year prior to termination to Employer's profit sharing plan, 401K plan, or any other employee benefit plan. Employee shall be entitled to the entire amount of any deferred compensation without deduction or offset of any kind to which Employee may be entitled, pursuant to the Deferred Compensation Plan heretofore adopted by Employer.

                   (2) Employer shall, during the three-year period following the effective date of the acquisition of control of Employer by Acquiror, maintain all policies of life insurance insuring Employee's life as provided in this Agreement, and all health insurance policies insuring Employee and members of his family, as required by this Agreement.

              The Board has determined that it is in the best interests of Employer and its shareholders to assure that Employer will have the continued dedication of Employee, notwithstanding the possibility, threat, or occurrence of a Change of Control of Employer. The Board believes it is imperative to diminish the inevitable distraction of Employee by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage Employee's full attention and dedication to Employer currently and in the event of any threatened or pending Change of Control, and to provide Employee with compensation and benefit arrangements upon a Change of Control which ensure that the compensation and benefit expectations of Employee will be satisfied and which are competitive with those of other corporations.
Therefore, in order to accomplish these objectives, the Board has caused Employer to enter into this Agreement.

              Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if Employee's employment with Employer is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by Employee that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control, or (2) otherwise arose in connection with or in anticipation of a Change of Control, then for all purposes of this Agreement, the effective date of the acquisition of control of Employer by Acquiror shall mean the date immediately prior to the date that Employee was in fact terminated, and Employee shall be compensated as provided in this Agreement as if his employment was terminated as a result of a Change of Control.

         9. PRINTED MATERIAL: All written or printed materials used by Employee in performing duties for Employer are and shall remain the property of Employer Upon termination of employment, Employee shall promptly return such written or printed materials to Employer.

         10. DISCLOSURE OF INFORMATION: Employee shall not, either before or after termination of this Agreement, disclose to anyone any confidential information relating to Employer or any affiliate of Employer or any financial information, trade secrets, or know-how germane to the business and operations of Employer or any affiliate of Employer. Employee recognizes and acknowledges that any financial information concerning any of Employer's customers, as it may exist from time to time, is strictly confidential and is a valuable, special, and unique asset of the business of Employer. Nothing herein shall be deemed to prohibit Employee from performing services for another financial institution following the termination of this Agreement or termination of Employee's employment following a Change of Control.

         11. NONCOMPETITION BY EMPLOYEE: So long as Employee is employed by Employer, pursuant to this Agreement. Employee shall not, directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other individual or representative capacity, engage or participate in any competing business with Employer or any of its affiliates or subsidiaries; provided, however, Employee shall not be restricted by this section from owning securities of corporations listed on a national securities exchange or regularly traded by national securities dealers so long as (except with respect to Employee's ownership of securities of Employer or any successor in interest of Employer) such investment does not exceed one percent (1%) of the market value of the outstanding securities of such corporation. Nothing herein contained shall be deemed to prohibit Employee from obtaining employment with another financial institution and performing services for such financial institution following the date of Employee's termination of employment with Employer.

         12. FIDELITY BOND: Employee agrees that he will furnish all information and take any steps necessary to enable Employer or any of its affiliates or subsidiaries to obtain or maintain fidelity bond coverage conditional on the rendering of a true account by Employee of all monies, goods, or other property which may come into the custody, charge, or possession of Employee during the term of his employment. The fidelity company issuing the fidelity bond and the amount of any such bond or bonds must be acceptable to Employer. All premiums on the bond(s) are to be paid by Employer. If Employee cannot qualify for a fidelity bond at any time during the term of this Agreement, Employer shall have the option to terminate this Agreement immediately and said termination shall be deemed to be a termination "for cause" pursuant to Paragraph 8(b) hereof.

         13. GENERAL: This Agreement is further governed by the following provisions:

              a. ENTIRE AGREEMENT: This Agreement supersedes any and all other agreements, either oral or in writing, among the parties hereto with respect to the employment of Employee by Employer and contains all of the covenants and agreements among the parties with respect to such employment. Any modification, waiver, or amendment of this Agreement will be effective only if it is in writing and signed by the party to be charged.

              b. WAIVER: Any waiver by any party of a breach of any provision of this Agreement shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Agreement. The failure of a party to insist upon strict adherence to any term of this Agreement on one or more occasions shall not be considered a waiver or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

              c. CHOICE OF LAW: This Agreement shall be governed by and construed in accordance with the laws of the State of California.

              d. BINDING EFFECT OF AGREEMENT: This Agreement shall inure to the benefit of and be binding upon Employer, its successors and assigns, including, without limitation, any person, partnership, corporation, or other business entity which may acquire all or substantially all of Employer's assets and business, or with or into which Employer may be consolidated, merged, or otherwise reorganized, and this provision shall apply in the event of any subsequent merger, consolidation, reorganization, or transfer. The provisions of this Agreement shall be binding upon and inure to the benefit of Employee and his heirs and personal representatives, The rights and obligations of Employee under this Agreement shall not be transferable by assignment or otherwise, such rights shall not be subject to commutation, encumbrance, or the claims of Employee's creditors, and any attempt to do any of the foregoing shall be void.

              e. INDEMNIFICATION: Employer shall indemnify Employee to the maximum extent permitted under the Bylaws of Employer and the Delaware Corporation Law. If available at reasonable rates as determined in the sole discretion of the Board, Employer shall endeavor to apply for and obtain Directors and Officers Liability Insurance to indemnify and insure Employer and Employee from and against liability or loss arising out of Employee's actual or asserted malfeasance or nonfeasance in the good faith performance of his duties or arising out of any actual or asserted wrongful act by Employee or Employer, including, but not limited to, judgments, fines, settlements, and expenses incurred in the defense of actions, proceedings, and appeals therefrom. The provisions of this paragraph shall inure to the benefit of Employee's estate, executor, administrator, heirs, legatees, or devisees.

              f. SEVERABILITY: In the event that any term or condition contained in this Agreement shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other term or condition of this Agreement, but this Agreement shall be construed as if such invalid or illegal or unenforceable term or condition had never been contained herein.

              g. HEADINGS: The headings in this Agreement are solely for reference and shall be given no effect in the construction or interpretation of this Agreement.

              h. NOTICES: Any notices to be given hereunder by any party to another party must be in writing and may be effected either by personal delivery or by mail, registered or certified, postage prepaid, with return receipt requested. Mailed notices shall be addressed to the parties at the addresses indicated at the end of this Agreement, but each party may change his or its address by written notice in accordance with this paragraph, Notices delivered personally shall be deemed communicated as of actual receipt; mailed notices shall be deemed communicated as of three (3) days after mailing.

              i. ARBITRATION:. Any controversy or claim arising out of or relating to this Agreement, or any alleged breach of this Agreement, shall be settled by arbitration in accordance with the Commercial Arbitration Rules of the American Arbitration Association, and judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction. There shall be three arbitrators who shall be selected in accordance with the Commercial Arbitration Rules of the American Arbitration Association, Each party shall pay the fees of his or its own attorneys, the expenses of his or its witnesses, and all other expenses connected with presenting his or its case. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, administrative fees, and the fees of the three arbitrators, and all other fees and costs, shall be borne equally by the parties.

              j. ATTORNEYS' FEES AND COSTS: In no event shall Employee be obligated to seek other employment or to take any other action by way of mitigation of the amounts payable to Employee under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not Employee obtains other employment. In the event of any dispute, arbitration, or litigation between Employer and Employee regarding the payment of any sum of money to Employee in accordance with the terms of this Agreement or concerning the validity or enforceability of or liability of any party under the provisions of this Agreement, the prevailing party shall be entitled to recover all of its reasonable attorneys' fees, costs, and expenses, together with interest on the principal amount due, or on any judgment, as provided by the laws of the State of California.

    Executed as of this__________day of________________1995.

                                  EMPLOYER:
                                  CALIFORNIA BANCSHARES, INC., a Delaware
                                  corporation 100 Park Place, Suite 140
                                  San Ramon, CA 94583

                             BY   /s/Donald J. Gehb
                                   --------------------------------
                                  DONALD J.GEHB
                                  Chairman of the Board

                                  EMPLOYEE:

                                  /s/Joseph P. Colmery
                                  --------------------------------
                                  JOSEPH P. COLMERY
                                  170 Alamo Hills Court
                                  Alamo, CA 94507